Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
 OF
NTN BUZZTIME, INC.

NTN Buzztime, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1.
This Certificate of Amendment (the “Certificate of Amendment”) hereby amends the Corporation’s Restated Certificate of Incorporation (as amended prior to the date hereof, the “Certificate of Incorporation”) as set forth herein.

2.	The first sentence of Article IV of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“The total number of shares of stock which the Corporation shall have authority to issue is 101,000,000 shares, of which 100,000,000 shares shall be Common Stock, par value $.005 per share, and 1,000,000 shall be Preferred Stock, par value $.005 per share.”

3.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 25th day of March 2021.

NTN Buzztime, Inc.

By:	/s/Allen Wolff
Name: Allen Wolff
Title: Chief Executive Officer